EXHIBIT D
SCHEDULE 13D JOINT FILING AGREEMENT
     In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.
Date: July 14, 2006

Thoma Cressey Equity Partners, Inc.

By: /s/ Orlando Bravo
Name: Orlando Bravo
Its: Authorized Signatory

TC Partners VII, L.P.

By: Its:	Thoma Cressey Equity Partners, Inc. General Partner

By: /s/ Orlando Bravo
Name: Orlando Bravo
Its: Authorized Signatory

Thoma Cressey Fund VII, L.P.

By: /s/ Orlando Bravo
Name: Orlando Bravo
Its: Authorized Signatory

Thoma Cressey Friends Fund VII, L.P.

By: /s/ Orlando Bravo
Name:	Orlando Bravo
Its: Authorized Signatory

/s/ Carl D. Thoma